Exhibit 3.3

CERTIFICATE OF FORMATION

OF

ROSETTA RESOURCES OFFSHORE, LLC

This Certificate of Formation of ROSETTA RESOURCES OFFSHORE, LLC (the “LLC”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. 18-101, et seq.) (the “Act”).

FIRST. The name of the limited liability company formed hereby is Rosetta Resources Offshore, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

FOURTH. All limited liability company interests in the LLC are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware and any other applicable jurisdictions that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (the “UCC”), and pursuant to the terms of Section 8-103 of the UCC, such limited liability company interests shall be “securities” for all purposes of such Article 8 and under all other provisions of the UCC.

FIFTH. This Certificate of Formation shall become effective June 20, 2005, in accordance with the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of June 20, 2005.

/s/ Kitina Nahinu
Kitina Nahinu
Authorized Person